Exhibit 99.1

Press Release
For more information:

Investor Contact	Media Contact
Kirk Larsen	Michelle Kersch
904.527.4470	904.854.5043
kirk.larsen@bkfs.com	michelle.kersch@bkfs.com

Black Knight Financial Services Announces New Credit Facilities

JACKSONVILLE, Fla. - May 27, 2015 - Black Knight Financial Services, Inc. (“BKFS”) today announced that its indirect subsidiary, Black Knight InfoServ, LLC, a Delaware limited liability company (“BKIS” or the “Company”), entered into a new $1.6 billion senior secured credit facility (the “Facilities”) comprised of a $400 million five-year senior secured revolving facility, an $800 million five-year senior secured term loan A facility and a $400 million seven-year senior secured term loan B facility.

The proceeds of the Facilities were used to repay, in part, the mirror loan and intercompany loans from Fidelity National Financial, Inc. (“FNF”), the indirect parent of BKIS, and pay related costs and expenses. The Facilities were borrowed by BKIS, guaranteed by BKFS’ subsidiary, Black Knight Financial Services, LLC (“BKFS LLC”), and certain of BKIS’ existing and future domestic subsidiaries and are secured by substantially all tangible and intangible assets of BKFS LLC, BKIS and certain of BKIS’s existing and future domestic subsidiaries.

BKFS also today announced that its previously announced partial redemption of approximately $205 million of BKIS’ outstanding 5.75% Senior Notes Due 2023 will occur as planned on May 29, 2015. The redemption will be paid from a portion of the proceeds from the BKFS initial public offering that closed on May 26, 2015.

About Black Knight Financial Services, Inc.
BKFS (NYSE:BKFS), a Fidelity National Financial (NYSE:FNF) company, is the mortgage and finance industries’ leading provider of integrated technology, data and analytics solutions that facilitate and automate many of the business processes across the mortgage lifecycle.

BKFS is committed to being the premier business partner that lenders and servicers rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class technology, services and insight with a relentless commitment to excellence, innovation, integrity and leadership.

Forward Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on BKFS management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. BKFS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: regional, national or global political, economic, business, competitive, market and regulatory conditions and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” other cautionary statements regarding forward-looking statements and other sections of BKFS Inc.’s filings with the Securities and Exchange Commission.

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